As filed with the Securities and Exchange Commission on June 28, 2005

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma (State of Other Jurisdiction of Incorporation or Organization	73-1395733 (I.R.S. Employer Identification No.)
6100 North Western Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73118 (Zip Code)

CHESAPEAKE ENERGY CORPORATION LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Aubrey K. McClendon Chairman of the Board and Chief Executive Officer Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (Name and Address of Agent For Service)	Copies to: Connie S. Stamets, Esq. Winstead Sechrest & Minick P.C. 5400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270
(405) 848-8000 (Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $.01 par value per share	3,000,000	(2)	$ 68,695,000	$ 7,929
(1)

Pursuant to Rule 416, there are registered hereunder such indeterminate number of additional shares as may become issuable upon exercise of the options as a result of the antidilution provisions of the Chesapeake Energy Corporation Long Term Incentive Plan.

(2)        Calculated pursuant to paragraphs (c) and (h) of Rule 457, based on the exercise price of outstanding options to purchase shares of Common Stock as scheduled below, and $23.23 with respect to the balance of the shares being registered, which is the average of the high and low prices of the Common Stock of Chesapeake Energy Corporation on the New York Stock Exchange on June 24, 2005. Filing fees of $156.51 (scheduled below) which were paid with respect to the remaining unsold shares previously registered by the registrant under the registration statements indicated below, are being used to offset the registration fee calculated based on the Proposed Maximum Aggregate Offering Price above. The registrant is contemporaneously filing post-effective amendments to these registration statements to remove the unsold shares from registration.

Option Shares	Price per Share	Proposed Offering Price
50,000	$16.08	$804,000
75,000	$15.47	$1,160,250
75,000	$22.49	$1,686,750
200,000		$3,651,000

Form S-8	Filing Date	Plan	Shares previously registered	Shares remaining unsold	Initial filing fees paid per share	Filing fees on unsold shares
333-52668	12/22/2000	2000 Employee Stock Option Plan	3,000,000	84,356	$0.00025	$21.09
333-67734	8/16/2001	2001 Nonqualified Stock Option Plan	3,000,000	158,379	$0.00025	$39.59
333-67740	8/16/2001	2001 Stock Option Plan	3,200,000	103,802	$0.00025	$25.95
333-109162	9/26/2003	2002 Stock Option Plan, 2002 Non-Employee Director Stock Option Plan and 2002 Nonqualified Stock Option Plan	7,500,000	863,723	$0.0000809	$69.88
Totals			16,500,000	1,210,260		$156.51

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

____________________

*

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Chesapeake Energy Corporation (the “Company” or the “Registrant”) incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005;

(c)

The Company’s current reports on Form 8-K filed on January 3, 2005, January 20, 2005, January 31, 2005, February 2, 2005, February 22, 2005, March 15, 2005, March 24, 2005, April 13, 2005 (four reports of the same date, one such report as amended on April 25, 2005), April 14, 2005 (two reports of the same date), April 19, 2005, April 25, 2005 (two reports of the same date), May 2, 2005, May 23, 2005 (two reports of the same date), June 7, 2005, June 10, 2005, June 13, 2005, June 16, 2005, June 21, 2005 (two reports of the same date) and June 23, 2005 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

(d)

The description of our common stock, contained in the registration statement on Form 8-B (No. 001-13726), including the amendment to such description we filed with the SEC on Form 8-K on August 13, 2001 and any other amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then unsold shall be deemed to be incorporated in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement herein, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1031 of the Oklahoma General Corporation Act, under which the Company is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company also provide for indemnification of directors and officers under certain circumstances. These provisions, together with the Company’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, the Company maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of the Company’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company, other than an action by or in the right of the Company. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, trust or other enterprise at the request of the Company, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of the Company’s Certificate of Incorporation provides for indemnification of the Company’s directors and officers. The Oklahoma General Corporation Act also permits the Company to purchase and maintain insurance on behalf of the Company’s directors and officers against any liability arising out of their status as such, whether or not the Company would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

The Company has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Company will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of the Company or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Company or an affiliate or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Company would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Company also provides liability insurance for each of its directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Restated Certificate of Incorporation of the Registrant. Incorporated herein by reference to Exhibits 3.1.1-3.1.6 to the Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2005.

4.2	Bylaws of the Registrant. Incorporated herein by reference to Exhibit 3.2 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2003.

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ryder Scott Company, L.P.

23.3	Consent of Lee Keeling and Associates, Inc.

23.4	Consent of Netherland, Sewell and Associates, Inc.

23.5	Consent of LaRoche Petroleum Consultants, Ltd.
23.6	Consent of H.J. Gruy and Associates, Inc.
23.7	Consent of Miller and Lents, Ltd.

23.8	Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1)

24.1	Power of Attorney.

99.1

Chesapeake Energy Corporation Long Term Incentive Plan. Incorporated herein by reference to Exhibit A to Registrant’s definitive proxy statement for its 2005 annual meeting of shareholders filed April 29, 2005.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on June 28, 2005.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Aubrey K. McClendon

Aubrey K. McClendon

Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2005.

SIGNATURE	TITLE

/s/ Aubrey K. McClendon	Chairman of the Board, Chief Executive
Aubrey K. McClendon	Officer and Director

(Principal Executive Officer)

/s/ Tom L. Ward	President, Chief Operating Officer and
Tom L. Ward	Director

/s/ Marcus C. Rowland	Executive Vice President and Chief
Marcus C. Rowland	Financial Officer

(Principal Financial Officer)

/s/ Michael A. Johnson	Senior Vice President – Accounting,
Michael A. Johnson	Controller and Chief Accounting Officer

(Principal Accounting Officer)

/s/ Frank A. Keating	Director
Frank A. Keating

/s/ Breene M. Kerr	Director

Breene M. Kerr

/s/ Charles T. Maxwell	Director

Charles T. Maxwell

/s/ Don L. Nickles	Director

Don L. Nickles

/s/ Frederick B. Whittemore	Director

Frederick B. Whittemore

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Registrant.

Incorporated herein by reference to Exhibits 3.1.1-3.1.6 to the

Registrant’s quarterly report on Form 10-Q for the

quarter ended March 31, 2005.

4.2	Bylaws of the Registrant. Incorporated herein by

reference to Exhibit 3.2 to the Registrant’s annual report

on Form 10-K for the year ended December 31, 2003.

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding

the validity of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ryder Scott Company, L.P.

23.3	Consent of Lee Keeling and Associates, Inc.

23.4	Consent of Netherland, Sewell and Associates, Inc.

23.5	Consent of LaRoche Petroleum Consultants, Ltd.

23.6	Consent of H.J. Gruy and Associates, Inc.

23.7	Consent of Miller and Lents, Ltd.

23.8	Consent of Winstead Sechrest & Minick P.C. (included as
part of Exhibit 5.1).

24.1	Power of Attorney.

99.1

                 Chesapeake Energy Corporation Long Term Incentive Plan. Incorporated herein by reference to Exhibit A to Registrant’s definitive proxy statement for its 2005 annual meeting of shareholders filed April 29, 2005.

EXHIBIT 5.1

WINSTEAD SECHREST & MINICK P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270-2199

214/745-5400 PH

214/745-5390 FAX

June 28, 2005

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, OK 73118

Re:	Chesapeake Energy Corporation Long Term Incentive Plan

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 being filed by Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of 3,000,000 shares of common stock, par value $.01 per share (the “Shares”), of the Company to be issued pursuant to the Chesapeake Energy Corporation Long Term Incentive Plan (the “Plan”). We have examined the Registration Statement, including its exhibits, and certain corporate records of the Company, and we have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

Based on the foregoing, we are of the opinion that the Shares, when issued for legally sufficient consideration under the Oklahoma General Corporation Act and in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion letter is limited to the Oklahoma General Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2005 relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Chesapeake Energy Corporation, which appears in Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

June 28, 2005

EXHIBIT 23.2

[RYDER SCOTT COMPANY LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about June 28, 2005, of information from our reserve report dated February 25, 2005, entitled “Chesapeake Energy Corporation—Estimated Future Reserves and Income Attributable to Certain Leasehold Interests as of December 31, 2004.”

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

June 28, 2005

EXHIBIT 23.3

[LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Chesapeake Energy Corporation Registration Statement on Form S-8 to be filed on or about June 28, 2005, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 22, 2005 and entitled “Appraisal Oil and Gas Properties Interests Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2005.”

LEE KEELING AND ASSOCIATES, INC.

/s/ LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma

June 28, 2005

EXHIBIT 23.4

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about June 28, 2005, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 22, 2005 and entitled “Estimate of Reserves and Future Revenue to the Chesapeake Energy Corporation Interest in Certain Oil and Gas Properties located in the United States as of December 31, 2004, Based on Constant Prices and Costs in accordance with Securities and Exchange Commission Guidelines.”

NETHERLAND, SEWELL AND ASSOCIATES, INC.

By:/s/ Frederic D. Sewell

Frederic D. Sewell

Chairman and Chief Executive Officer

Dallas, Texas

June 28, 2005

EXHIBIT 23.4

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about June 28, 2005, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 22, 2005 and entitled “Chesapeake Energy Corporation Interest in Certain Properties Located in Oklahoma as of December 31, 2004, Prepared in Accordance with Securities and Exchange Commission Guidelines.”

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ William M. Kazmann
Name:	William M. Kazmann
Title:	Partner

June 28, 2005

EXHIBIT 23.6

[H.J. GRUY AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated February 25, 2005, prepared for Chesapeake Energy Corporation in the Registration Statement on Form S-8 of Chesapeake Energy Corporation for the filing dated on or about June 28, 2005. We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

H.J. GRUY AND ASSOCIATES, INC.

By:	/s/ Sylvia Castilleja
Name:	Sylvia Castilleja, P.E.
Title:	Senior Vice President

June 28, 2005

Houston, Texas

EXHIBIT 23.7

[MILLER AND LENTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Miller and Lents, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about June 28, 2005, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 16, 2005 and entitled “Proved Reserves and Future Net Revenues as of December 31, 2004.”

MILLER AND LENTS, LTD.

By:	/s/ Carl D. Richard
Name:	Carl D. Richard
Title:	Senior Vice President

Houston, Texas

June 28, 2005

EXHIBIT 24.1

POWER OF ATTORNEY

We, the undersigned officers and directors of Chesapeake Energy Corporation (hereinafter, the “Company”), hereby severally constitute and appoint Aubrey K. McClendon, Tom L. Ward and Marcus C. Rowland, and each of them, severally, our true and lawful attorneys-in-fact and agents, each with full power to act without the other and with full power of substitution and resubstitution, to sign for us, in our names as officers or directors, or both, of the Company, and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the securities offered pursuant to this Registration Statement on Form S-8, including any amendments to this Registration Statement on Form S-8 or otherwise (including post-effective amendments), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

DATED this 28th day of June, 2005

/s/ Aubrey K. McClendon	/s/ Tom L. Ward
Aubrey K. McClendon, Chairman of the	Tom L. Ward, President, Chief
Board and Chief Executive	Operating Officer and Director
Officer (Principal Executive Officer)

/s/ Marcus C. Rowland	/s/ Michael A. Johnson
Marcus C. Rowland, Executive	Michael A. Johnson, Senior
Vice President and Chief	Vice President – Accounting,
Financial Officer (Principal	Controller and Chief Accounting
Financial Officer)	Officer (Principal Accounting
Officer)

/s/ Frank A. Keating	/s/ Breene M. Kerr
Frank A. Keating	Breene M. Kerr, Director

/s/ Charles T. Maxwell	/s/ Frederick B. Whittemore
Charles T. Maxwell, Director	Frederick B. Whittemore, Director

/s/ Don L. Nickles
Don L. Nickles, Director